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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-07959, No. 333-42161 and No. 333-72531 and the Registration Statements on Form S-3 No. 333-35343, No. 333-33997, No. 333-71053, and No.
333-59305 of our report dated February 18, 1999 and April 14, 2000, with respect to the consolidated financial statements and schedule of Radiance Medical Systems, Inc. (formerly Cardiovascular Dynamics, Inc.) and subsidiaries at December 31, 1998 and for each of the two years in the period then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 1999.


/s/ ERNST & YOUNG LLP

Orange County, California
April 14, 2000